EXHIBIT 99.1

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Bryan Hurley (314-694-8387)
Investors: Scarlett Lee Foster (314-694-8148)

MONSANTO REPORTS FIRST-QUARTER 2005 FINANCIAL RESULTS

St. Louis – Jan. 5, 2005

Financial Summary	First Quarter	First Quarter
($ in millions, except per share)	2005	2004	Change

Net Sales	$1,098	$1,028	7%

Net Loss	$(40)	$(97)	NM

Diluted Loss per Share	$(0.15)	$(0.37)	NM

NM = Not Meaningful

•	Quarterly sales increased 7 percent, primarily because of increased corn seed sales in Europe and Brazil, higher corn and soybean trait revenues in the United States, and higher revenues for Monsanto’s cotton traits in Australia.

•	Reported net loss for the quarter was $40 million, including a pretax charge of $284 million ($181 million after tax) to establish a reserve associated with the Solutia Inc. bankruptcy proceedings and a tax benefit of $106 million ($86 million in discontinued operations and $20 million in continuing operations) as a result of the loss incurred on the European wheat and barley business.

•	Monsanto confirmed the company’s earnings per share (EPS) guidance for fiscal year 2005, which was updated in December. The company expects EPS to be in the range of $1.85 to $2.00 per share on an ongoing basis and in the range of $1.56 to $1.71 per share on a reported basis. The company also reiterated its free cash flow guidance, which is expected to be in the range of $600 million. (For reconciliations of ongoing EPS and free cash flow, see note 1.)

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“The value of our seeds and traits business is growing globally, as we saw good early performance in the first quarter not only in the United States but also in Brazil, Europe and Australia for this segment. The first quarter was a good start to the fiscal year, yet the most significant part of our annual business cycle is still to come. We’re committed to delivering on our revised earnings guidance for the ongoing business, and on our free cash flow guidance, while returning cash to shareowners through vehicles like our recent dividend increase, share repurchases and investments that grow and expand the business.”

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First-Quarter 2005 Performance Summary:

Net sales increased 7 percent to $1.1 billion in the first quarter primarily because of continued strong sales of branded corn seed in Europe and Brazil, higher corn and soybean trait revenues in the United States, and higher cotton trait revenues in Australia. Sales in the Seeds and Genomics segment increased by 20 percent for the quarter. The higher revenues from seeds and traits were offset by a slight decline in the Agricultural Productivity segment as sales of Roundup and non-branded glyphosate herbicides were flat for the quarter, and there was a decrease in revenues from the company’s other Agricultural Productivity products.

Net loss and earnings (loss) per share: Monsanto recorded a first-quarter fiscal year 2005 net loss of $40 million, or $(0.15) per share, compared with a net loss of $97 million, or $(0.37) per share, in the first quarter of fiscal year 2004.

Items affecting comparability for first quarter of 2005 included:

•	A $0.40 per share tax benefit ($0.33 in discontinued operations and $0.07 in continuing operations) as a result of the loss incurred on the European wheat and barley business.

•	A $(0.68) per share charge associated with certain liabilities in connection with the Solutia bankruptcy.

Items affecting comparability for first quarter of 2004 included:

•	A $(0.26) per share charge for the write-off of goodwill associated with the global wheat and barley business.

•	Net restructuring charges of $(0.07) per share.

•	Discontinued businesses and related restructuring charges of $(0.08) per share.

Operating costs: Research-and-development (R&D) expenses increased 14 percent to $132 million for the first quarter of fiscal year 2005, compared to R&D expenses of $116 million for first-quarter fiscal year 2004. The increase in R&D expenses was driven by in-process R&D costs associated with the acquisition of the North American canola seed assets of Advanta Seeds, as well as the acquisition of Channel Bio Corp. by Monsanto’s American Seeds, Inc. subsidiary. In the first quarter of fiscal year 2005, selling, general and administrative (SG&A) expenses decreased 6 percent to $260 million compared with the same period last year. The decrease was driven primarily by lower sales-and-marketing expenses in the United States and Argentina.

For the first quarter of fiscal year 2005, bad-debt expense decreased 44 percent to $10 million for the quarter compared to the first quarter of fiscal year 2004 when the bad-debt expense reflected higher estimated uncollectible accounts receivable in Argentina.

Cash flow: For first-quarter fiscal year 2005, net cash provided by operations was $769 million, compared with $661 million in first-quarter fiscal year 2004. Net cash provided by investing activities was $1 million for first-quarter fiscal year 2005, compared to $175 million for the same 2004 quarter. As a result, free cash flow for first-quarter fiscal year 2005 was $770 million, compared to $836 million in the first quarter of fiscal year 2004. The decrease in free cash flow was driven by the Advanta Seeds and Channel Bio Corp. acquisitions, with employee incentives and more normalized levels of receivables compared to the prior year also factoring into the results. In the first quarter of fiscal year 2004, free cash flow was also affected by payments related to the Solutia-Anniston, Alabama, litigation settlement. (For a reconciliation of free cash flow, see note 1.)

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Seeds and Genomics Segment Detail

Net Sales	First Quarter	First Quarter
($ in millions)	2005	2004	Change

Corn seed and traits	$224	$186	20%

Soybean seed and traits	$177	$169	5%

All other crop seeds and traits	$60	$30	100%

TOTAL Seeds and Genomics Segment	$461	$385	20%

The Seeds and Genomics segment consists of the global seeds and related trait business, and genetic technology platforms.

First-quarter 2005 net sales of $461 million for the Seeds and Genomics segment were $76 million higher than sales of $385 million recorded in the first quarter of fiscal year 2004. This improvement was largely driven by the performance of the Brazilian branded corn seed business and stronger corn seed sales in Europe. Higher revenues from corn and soybean traits in the United States and cotton traits in Australia also contributed to the increase. Corn seeds and traits benefited from earlier-than-expected shipments of our products.

EBIT (earnings (loss) from continuing operations before interest and income taxes) for the Seeds and Genomics segment was $15 million in the first quarter of fiscal year 2005, compared with EBIT of $(96) million in the first quarter of 2004. The improvement in EBIT for the quarter was driven by increased revenue for higher-margin traits and lower operating expenses. (For a reconciliation of EBIT, see note 1.)

Agricultural Productivity Segment Detail

Net Sales	First Quarter	First Quarter
($ in millions)	2005	2004	Change

Roundup and other glyphosate-based
agricultural herbicides	$429	$429	0%

All other agricultural
productivity products	$208	$214	(3)%

TOTAL Agricultural Productivity Segment	$637	$643	(1)%

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.

Net sales in the Agricultural Productivity segment decreased slightly to $637 million for the quarter from $643 million in the first quarter of fiscal year 2004. Sales of Roundup and other glyphosate-based herbicides were flat for the quarter, while revenues from all other Agricultural Productivity products decreased 3 percent.

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EBIT (earnings (loss) from continuing operations before interest and income taxes) for this segment was $(225) million in the first quarter of 2005, compared with $30 million in the first quarter of fiscal year 2004. EBIT for this segment was affected by the Solutia-related charge, which drove the significant decrease for the quarter. (For a reconciliation of EBIT, see note 1.)

Outlook Comment from Monsanto Chairman, President and Chief Executive Officer
Hugh Grant:

“I believe that the momentum created by our research and our first-mover advantage, coupled with our market leadership, puts us in a unique position. We’re managing for momentum and acceleration. We’re not taking anything for granted. We’re focused on delivering on our commitments, driving seed and trait growth and returning value to our shareowners.”

2005 Earnings and Free Cash Flow Outlook:

On Dec. 20, 2004, Monsanto increased the company’s EPS guidance for fiscal year 2005, expected to be in the range of $1.85 to $2.00 on an ongoing basis. The ongoing EPS guidance excludes both a 68 cent-per-share charge associated with the establishment of the Solutia-related reserve and a tax benefit of approximately 39 cents per share as a result of the loss incurred on the European wheat and barley business. On a reported basis, EPS is in the range of $1.56 to $1.71 per share for the full fiscal year. (For a reconciliation of ongoing EPS, see note 1.)

Management reiterated its expectation for free cash flow generation for fiscal year 2005, expected to be in the range of $600 million. The company expects net cash provided by operations to be approximately $1 billion, and net cash required by investing activities to be approximately $400 million. (For a reconciliation of free cash flow, see note 1.)

Other Items of Note:

On Dec. 20, 2004, Monsanto announced plans to establish a reserve associated with the Solutia Inc. bankruptcy proceedings. The charge is $284 million pretax and anticipates certain litigation and environmental liabilities reverting to Pharmacia, and by extension, to Monsanto. Monsanto believes that this charge, based on what is known today, represents the cost that it would expect to incur for various litigation and environmental liabilities. However, given the current status of Solutia’s bankruptcy proceedings, actual costs to Monsanto may be materially different than this estimate.

On Dec. 14, 2004, Monsanto announced that a jury has found in favor of Monsanto and co-defendant Dow AgroSciences in a patent infringement case brought by Syngenta Seeds, Inc., in which Syngenta alleged infringement on three patents related to certain insect-protected corn traits.

On Dec. 7, 2004, Monsanto’s Board of Directors increased the quarterly dividend on its common shares from 14.5 cents per share to 17 cents per share, or an increase of 17 percent. Since Monsanto was spun off as an independent company in August 2002, its Board of Directors has raised the dividend three times by a cumulative total of 42 percent.

On Nov. 16, 2004, Monsanto announced the formation of American Seeds, Inc. (ASI), a new holding company established to support regional seed businesses with capital, genetics and technology investments. ASI also announced it acquired Channel Bio Corp., a leading U.S. seed company based in Kentland, Indiana.

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On Oct. 26, 2004, the European Commission approved the use of Monsanto’s Roundup Ready Corn NK603 and its processed products as food and food ingredients under the Novel Foods Regulation. The decision authorized the use of NK603 for human consumption and completed the necessary steps for allowing the import, processing and use of NK603 grain in animal feed in the European Union.

On Oct. 13, 2004, a state circuit court in Mississippi granted Monsanto’s request for partial summary judgment in a lawsuit brought by Delta and Pine Land (D&PL) Company, thereby eliminating a key element of D&PL’s damage claim against Monsanto. D&PL had sought damages for lost stock market value of approximately $1 billion.

Supplemental data to this news release, including slides that accompany the company’s financial results conference call, are found at www.monsanto.com. To access this supplemental information, please go to the Investor Information section of the web site.

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

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Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are “forward-looking statements,” such forward-looking statements may include as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: the company’s exposure to various contingencies, including those related to Solutia Inc., litigation, intellectual property, regulatory compliance (including seed quality), environmental contamination and antitrust; fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of the company’s products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the effects of the company’s accounting policies and changes in generally accepted accounting principles; the company’s ability to fund its short-term financing needs; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

Notes to editors: Roundup and Roundup Ready are registered trademarks owned by Monsanto Company and its wholly owned subsidiaries.

References to “Roundup” herbicides mean Roundup branded and other branded glyphosate-based herbicides, excluding all lawn-and-garden herbicides; references to “Roundup and other glyphosate-based agricultural herbicides” mean both branded and nonbranded glyphosate-based herbicides, excluding all lawn-and-garden herbicide products.

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

	Three Months Ended
Condensed Statement of Consolidated Operations	Nov. 30,
	2004	2003

Net Sales	$1,098	$1,028
Cost of Goods Sold	598	560

Gross Profit	500	468
Operating Expenses:
Selling, General and Administrative Expenses	260	277
Bad-Debt Expense	10	18
Research and Development Expenses	132	116
Adjustment of Goodwill	—	69
Restructuring Charges – Net	1	29

Total Operating Expenses	403	509
Income (Loss) From Operations	97	(41)
Interest Expense – Net	20	17
Solutia-Related Charge	284	—
Other Expense – Net	23	25

Loss From Continuing Operations Before Income Taxes	(230)	(83)
Income Tax Benefit	(104)	(6)

Loss From Continuing Operations	(126)	(77)
Discontinued Operations:
Loss From Operations of Discontinued Businesses	—	(28)
Income Tax Benefit	(86)	(8)

Income (Loss) On Discontinued Operations	86	(20)

Net Loss	$(40)	$(97)

EBIT (1)	$(210)	$(66)
Basic and Diluted Earnings (Loss) Per Share:

Loss From Continuing Operations	$(0.48)	$(0.29)
Income (Loss) On Discontinued Operations	0.33	(0.08)

Net Loss	$(0.15)	$(0.37)

Weighted Average Shares Outstanding:
Basic and Diluted Shares	264.6	262.1

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statement of Consolidated Financial Position	As of	As of
	Nov. 30, 2004	Aug. 31, 2004

Assets

Current Assets:
Cash and Cash Equivalents	$1,553	$1,037
Short-Term Investments	100	300
Trade Receivables – Net of Allowances of $251 and $250, respectively	1,397	1,684
Inventories	1,452	1,154
Other Current Assets	871	756

Total Current Assets	5,373	4,931

Property, Plant and Equipment – Net	2,084	2,087
Goodwill – Net	868	720
Other Intangible Assets – Net	471	454
Other Assets	1,203	972

Total Assets	$9,999	$9,164

Liabilities and Shareowners’ Equity

Current Liabilities:
Short-Term Debt	$239	$433
Accounts Payable	373	326
Deferred Revenues	549	16
Other Accrued Liabilities	1,243	1,119

Total Current Liabilities	2,404	1,894

Long-Term Debt	1,070	1,075
Solutia-Related Reserve	223	—
Postretirement and Other Liabilities	916	937
Shareowners’ Equity	5,386	5,258

Total Liabilities and Shareowners’ Equity	$9,999	$9,164

Debt to Capital Ratio:	20%	22%

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	Three Months Ended
Statement of Consolidated Cash Flows	Nov. 30,
	2004	2003

Operating Activities:
Net Loss	$(40)	$(97)
Adjustments to reconcile cash provided (required) by operations:
Items that did not require (provide) cash:
Depreciation and amortization expense	109	114
Adjustment of goodwill	—	69
Impairment of assets included in discontinued operations	—	29
Bad-debt expense	10	18
Noncash restructuring	—	13
Deferred income taxes	(249)	139
Gain on disposal of investments and property – net	(4)	—
Equity affiliate expense – net	6	11
Solutia-related charge	284	—
Other items that did not require cash	11	—
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables	893	981
Inventories	(221)	(123)
Accounts payable and accrued liabilities	6	(72)
PCB litigation settlement payments	—	(400)
Solutia-related payments	(21)	—
Pension contributions	(60)	(25)
Other items	45	4

Net Cash Provided by Operations	769	661

Cash Flows Provided (Required) by Investing Activities:
Maturities of short-term investments	201	230
Acquisition of businesses, net of cash acquired	(158)	—
Technology and other investments	(9)	(11)
Capital expenditures	(39)	(51)
Other investments and property disposal proceeds	6	7

Net Cash Provided by Investing Activities	1	175

Cash Flows Provided (Required) by Financing Activities:
Net change in short-term financing	(22)	(73)
Long-term debt proceeds	5	80
Long-term debt reductions	(208)	(26)
Payments on other financing	(1)	(1)
Treasury stock purchases	(35)	(55)
Stock option exercises	45	28
Dividend payments	(38)	(34)

Net Cash Required by Financing Activities	(254)	(81)

Net Increase in Cash and Cash Equivalents	516	755
Cash and Cash Equivalents at Beginning of Period	1,037	281

Cash and Cash Equivalents at End of Period	$1,553	$1,036

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

1.	EBIT, Ongoing EPS, and Free Cash Flow: The presentations of earnings (loss) from continuing operations before cumulative effect of accounting change, interest and income taxes (EBIT), ongoing earnings (loss) per share (ongoing EPS) and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles in the United States. The following tables reconcile historical EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Loss: The following table reconciles EBIT to the most directly comparable financial measure, which is net loss.

	Three Months Ended
Total Monsanto Company and Subsidiaries:	Nov. 30,
	2004	2003

EBIT – Seeds and Genomics Segment	$15	$(96)
EBIT – Agricultural Productivity Segment	(225)	30

EBIT – Total Monsanto Company and Subsidiaries	(210)	(66)
Interest Expense – Net	20	17
Income Tax Benefit	(104)	(6)

Loss From Continuing Operations	(126)	(77)
Discontinued Operations:
Loss From Operations of Discontinued Businesses	—	(28)
Income Tax Benefit	(86)	(8)

Income (Loss) On Discontinued Operations	86	(20)

Net Loss	$(40)	$(97)

Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year	Three Months Ended
Total Monsanto Company and Subsidiaries:	2005	Nov. 30,
	Target	2004	2003

Basic and Diluted Earnings (Loss) per Share	$1.56 – $1.71	$(0.15)	$(0.37)
Solutia-Related Charge	0.68	0.68	—
Tax Benefit on Loss from European Wheat and Barley Business	(0.39)	(0.40)	—
Restructuring Charges – Net	—	—	0.07
Loss On Discontinued Operations	—	—	0.08
Adjustment of Goodwill	—	—	0.26

Basic and Diluted Earnings per Share from Ongoing Business	$1.85 – $2.00	$0.13	$0.04

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Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operations and investing activities, as reflected in Monsanto’s Statement of Consolidated Cash Flows presented in this release. With respect to the projected free cash flow guidance provided under the caption “2005 Earnings and Free Cash Flow Outlook,” Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year
	2005	Three Months Ended
Total Monsanto Company and Subsidiaries:	Target	Nov. 30,
		2004	2003

Net Cash Provided by Operations	$1,000	$769	$661
Net Cash Provided (Required) by Investing Activities	(400)	1	175

Free Cash Flow	$600	$770	$836
Net Cash Required by Financing Activities	N/A	(254)	(81)

Net Increase in Cash and Cash Equivalents	N/A	$516	$755

2.	Restructuring: In October 2003, Monsanto announced plans to continue to reduce the costs associated with its agricultural chemistry business as that segment matures globally. The company has further concentrated its resources on its core seeds and traits businesses. These plans included: (1) reducing costs associated with the company’s Roundup herbicide business; (2) exiting the European breeding and seed business for wheat and barley; and (3) discontinuing the plant-made pharmaceuticals program. In fiscal year 2004, total charges related to these actions were $105 million aftertax. Additionally, the plans included the impairment of goodwill in the global wheat business of $69 million. In fiscal year 2005, the company incurred charges of $1 million pretax to complete the restructuring actions under this plan. No further actions are planned in 2005.

Activities related to the restructuring plan items were recorded in the Condensed Statement of Consolidated Operations in the following categories:

	Three Months Ended
Total Monsanto Company and Subsidiaries:	Nov. 30,
	2004	2003

Cost of Goods Sold	$—	$—
Adjustment of Goodwill	—	(69)
Restructuring Charges – Net(1)	(1)	(29)

Loss From Continuing Operations Before Income Taxes	(1)	(98)
Income Tax Benefit	20	11

Income (Loss) From Continuing Operations	19	(87)
Loss From Operations of Discontinued Businesses	—	(33)
Income Tax Benefit	—	9

Loss On Discontinued Operations	—	(24)

Net Income (Loss)	$19	$(111)

(1) The restructuring charges for the three months ended Nov. 30, 2003, included prior plan restructuring reversals of $1 million (recorded in the Agricultural Productivity segment). Restructuring charges of $1 million for the three months ended Nov. 30, 2004, were recorded in the Agricultural Productivity segment.

In first quarter 2005, Monsanto recorded a deferred tax benefit of $106 million, of which $20 million was recorded in continuing operations, and the remaining $86 million was recorded in discontinued operations. The $20 million tax benefit recorded in continuing operations is related to the impairment of goodwill in the global wheat business as part of the fiscal year 2004 restructuring plan and thus is included in the table above. The tax benefit of $86 million recorded in discontinued operations was primarily related to the goodwill write-off at the date of adoption of SFAS 142, Goodwill and Other Intangible Assets (SFAS 142), on Jan. 1, 2002, and thus is not reflected in the table above. Upon adoption of SFAS 142, the goodwill impairment was recorded as a cumulative effect of a change in accounting principle, and the impairment for the wheat reporting unit was primarily related to the discontinued European wheat and barley business.

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3.	Depreciation and Amortization: The following table displays the depreciation and amortization expense by segment for the three months ended Nov. 30, 2004, and Nov. 30, 2003:

	Three Months Ended
Total Monsanto Company and Subsidiaries:	Nov. 30,
	2004	2003

Seeds and Genomics(1)	$63	$65
Agricultural Productivity	46	49

Total	$109	$114

(1) Does not include the $69 million adjustment of goodwill in fiscal year 2004.

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